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                                                 Exhibit 11.2


                              EARNINGS PER SHARE
                          FULLY DILUTED COMPUTATION
              ($ in millions except share and per share amounts)


                                              Three Months Ended
                                                 September 30,
                                             1995           1994
--------------------------------------------------------------------
Basis for computation of earnings per
  common and common equivalent shares:
    Earnings from continuing operations      $ 35.7         $ 30.5
    Deduct dividends on 4 Percent
      cumulative preferred stock                (.1)           (.1)
                                             --------       --------
    Earnings from continuing operations
      available to common shareholders         35.6           30.4
    Discontinued operations                     3.5            3.4
                                             --------       --------
   Available for common shareholders         $ 39.1         $ 33.8
                                             ========       ========



Number of shares:
  Weighted average shares outstanding        76,712,609     76,898,893
  Shares issuable upon exercise of
    stock options, net of shares assumed
    to be repurchased                         1,386,320        720,674
                                             ----------     ----------
                                             77,098,929     77,619,567
                                             ==========     ==========




Earnings per common share:
  Continuing operations                        $.46          $.40
  Discontinued operations                       .04           .04
                                               -----         -----
  Net earnings                                 $.50          $.44
                                               ======        ======


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